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Ford Delivers Best First-Half U.S. Sales in a Decade; Strong Demand for F-Series, Ford Brand SUVs Drive Gains

•	Ford Motor Company’s first-half 2016 total U.S. sales increase 5 percent to 1,353,048 vehicles – best results in a decade; sales up 6 percent in June versus year ago with 240,109 vehicles sold

•	Ford sold more than half a million trucks in the first half – a 13 percent gain – further widening Ford’s truck lead versus the competition; F-Series up 29 percent in June; vans jump 14 percent

•	Ford brand June SUV sales up 7 percent, driving all-time record first-half SUV sales; Edge up 12 percent, Escape gains 6 percent and Explorer grows 3 percent in first half

•	Lincoln posts a 13 percent gain for the first half of the year, thanks to strong performance from its newest SUVs, Lincoln MKC and Lincoln MKX; Lincoln sales up 6 percent in June

DEARBORN, Mich., July 1, 2016 – Ford Motor Company’s first-half total U.S. sales grew 5 percent with 1,353,048 vehicles sold – its best first-half performance since 2006. June sales were up 6 percent, with 240,109 vehicles sold.

Ford truck performance remains the standout for the first half of the year. The company sold 531,500 pickups and vans – a 13 percent gain versus a year ago. Truck sales were up 24 percent in June, driven by strong F-Series sales of 70,937 vehicles – a 29 percent increase versus a year ago and their best June sales performance in more than a decade.

“Strong customer demand has helped us continue growing our truck leadership position, further widening the gap with our nearest competitor versus last year,” said Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service. “Consumer demand for Ford SUVs also continues to surge to all-time highs, allowing us to introduce new levels of capability, versatility and technology to a whole new generation of SUV fans."

Ford brand SUVs had their best-ever first half with 395,116 total vehicles sold – up 9 percent versus a year ago. Ford SUVs posted a 7 percent increase last month with 69,641 vehicles sold, marking the best June in 15 years. Escape sales were up 20 percent, driven by the new 2017 model.

Ford commercial van performance grew 17 percent in the first half with a total of 128,378 vehicles sold – largely driven by Transit’s 36 percent gain in the same period with 78,480 sold. Transit sales increased 19 percent in June, with 14,437 sold.

Overall, Ford’s monthly van sales grew 14 percent – the company’s best commercial van sales since 1978 – with 24,404 sold.

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For the first half, Lincoln sales totaled 53,297 vehicles – a 13 percent increase versus a year ago. Lincoln sales were up 6 percent in June with 8,809 vehicles sold. Growth came from the marque’s newest products, with Lincoln MKX up 27 percent, the new Lincoln MKZ up 9 percent and Lincoln MKC up 2 percent.

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About Ford Motor Company
Ford Motor Company is a global automotive and mobility company based in Dearborn, Michigan. With about 201,000 employees and 67 plants worldwide, the company’s core business includes designing, manufacturing, marketing, financing and servicing a full line of Ford cars, trucks, SUVs and electrified vehicles, as well as Lincoln luxury vehicles. At the same time, Ford is aggressively pursuing emerging opportunities through Ford Smart Mobility, the company’s plan to be a leader in connectivity, mobility, autonomous vehicles, the customer experience, and data and analytics. For more information regarding Ford, its products worldwide or Ford Motor Credit Company, visit www.corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.